UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2014

Dendreon Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35546	22-3203193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 2nd Avenue, Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) (d)	Effective July 28, 2014, the board of directors of Dendreon Corporation (the “Company”) appointed W. Thomas Amick to serve as President and Chief Executive Officer of the Company and a member of the Company’s board of directors. Mr. Amick succeeds John H. Johnson, who will serve as CEO Emeritus of the Company until August 15, 2014, in accordance with the terms of his Transition and Separation Agreement.

In connection with his appointment as President and Chief Executive Officer of the Company, Mr. Amick entered into an Executive Employment Agreement with the Company, dated July 28, 2014 (the “Agreement”).

The Agreement provides for an annual base salary of approximately $600,000, and eligibility for a performance-based annual bonus subject to the achievement of specified targets agreed upon in advance by the Board, with a target bonus equal to 67% of his annual base salary (subject to pro-ration for 2014). The agreement provides for a one-time sign-on bonus of $100,000, to be paid as soon as practicable following July 28, 2014 but no later than the tenth day of employment with the Company. The Agreement also provides for the following equity grants: (1) a restricted stock award of 125,000 shares of the Company’s common stock, which award will vest as to 25% of the shares underlying the award on the first anniversary of the date Mr. Amick commences employment with the Company and thereafter at a rate of 1/12 of the total remaining number of shares in equal quarterly installments (in each case, subject to continued employment); and (2) a restricted stock award of 125,000 shares of the Company’s common stock, which award will vest over no more than a three year period based on the achievement of certain performance criteria determined by the Board. Mr. Amick will also be eligible to receive annual grants of stock options, restricted stock and other equity-based long-term incentive compensation generally made available to comparable senior executives of the Company on substantially the same terms and conditions as generally applicable to such other executives.

The Agreement has no specified term and may be terminated by Mr. Amick or by the Company at any time. The Agreement provides that if, on or prior to the first anniversary of the effective date of the Agreement, the Company terminates Mr. Amick’s employment without Cause, or if he resigns for Good Reason (each as defined in the Agreement), Mr. Amick will be entitled to a lump sum severance payment equal to the sum of three months of his then current base salary plus an additional one month of his then current base salary for each full month of service completed. The Agreement further provides that if Mr. Amick experiences such a termination following the first anniversary date of the Agreement, he will be entitled to a lump sum severance payment equal to the sum of 125% of his then current base salary plus 125% of his target annual bonus for such year. If after the first anniversary of the Agreement such a termination occurs within three months before, or twelve months after, a Change of Control of the Company (as defined in the Agreement), then Mr. Amick will be entitled to the sum of 150% of his then current base salary plus 150% of his target annual bonus for such year. In either case, and in the case of death or termination due to disability, he will also be entitled to full accelerated vesting of any unvested stock options and any unvested restricted stock held by him. In addition, in either case, he will be entitled to continuation of certain welfare benefits and outplacement services and moving expenses of up to $10,000. The Agreement requires that Mr. Amick not compete with the Company during the term of his employment and for a period of nine months after termination of his employment and also requires that Mr. Amick not solicit the Company’s customers or employees after termination of his employment for a period of one year. The Company has agreed to reimburse Mr. Amick for legal fees of up to $15,000 relating to the preparation of the Agreement.

The foregoing description of Mr. Amick’s Executive Employment Agreement is qualified in its entirety by reference to the Agreement itself, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Mr. Amick, age 71, has been retired since 2013. Prior to that time, he served as the Chairman and Chief Executive Officer of Discovery Laboratories, Inc., a specialty biotechnology company, from October 2010 to December 2012. From March 2005 to October 2010, Mr. Amick served as the Chairman and Chief Executive Officer of Aldagen, Inc., a privately-held life sciences company. Prior to that time, Mr. Amick held various positions of increasing responsibility during his 30-year career with Johnson & Johnson, including Vice President of the Ortho Biotech Oncology Franchise, President of Janssen-Ortho, Inc., President of Ortho Biotech Europe, and Vice President of J&J Development Corporation. Mr. Amick holds a B.S. degree in business administration from Elon University.

There are no arrangements or understandings between Mr. Amick and any other persons pursuant to which he was appointed as a director and President and Chief Executive Officer of the Company. There are no family relationships between Mr. Amick and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Amick pursuant to Item 404(a) of Regulation S-K.

The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Executive Employment Agreement, dated July 28, 2014.

99.1	Dendreon Corporation press release dated July 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

Date: July 30, 2014	/s/ Robert L. Crotty Robert L. Crotty Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, dated July 28, 2014.

99.1	Dendreon Corporation press release dated July 30, 2014.